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                                                                    EXHIBIT 10.3

                             INCENTIVE STOCK OPTION

_________________________, Optionee:

         COULTER PHARMACEUTICAL, INC. (the "Company") has granted you an option to purchase shares of the common stock of the Company ("Common Stock") under the Coulter Pharmaceutical, Inc. 1996 Equity Incentive Plan (the "Plan"). This option is intended to qualify for the federal income tax benefits available to an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

         The details of your option are as follows:


         1. TOTAL NUMBER OF SHARES SUBJECT TO THIS OPTION. The total number of shares of Common Stock subject to this option is ____________________ (______).

         2. VESTING. The date that vesting begins on this option is__________ . 12/48ths of the shares will vest on ____________________ and 1/48 of the shares will then vest each month after _____________________ for the next 36 months until either (i) you cease to provide services for the Company for any reason or (ii) this option becomes fully vested. This option may be exercised only with respect to those shares which are vested.

         3. EXERCISE PRICE AND METHOD OF PAYMENT.

                  (a) EXERCISE PRICE. The exercise price of this option is ____________ ($____) per share, which is not less than the fair market value of the Common Stock on the date this option was granted to you.

                  (b) METHOD OF PAYMENT. Payment of the exercise price per share is due in full upon exercise of all or any part of this option. You may make payment of the exercise price under one or a combination of the following alternatives:

                  (i) Payment of the exercise price per share in cash or by check at the time of exercise;

                  (ii) If at the time of exercise the Company's Common Stock is publicly traded and quoted regularly in the Wall Street Journal, payment with shares of the Company's Common Stock you already own. The Common Stock
(i) will be valued at its fair market value on the date of exercise, (ii) if originally acquired from the Company, it must have been held for the period required to avoid a charge to the Company's reported earnings, and (iii) it must be owned free and clear of any liens, claims, encumbrances or security interests;

                  (iii) This option may also be exercised as part of a program developed under Regulation T as promulgated by the Federal Reserve Board which results in the receipt of cash (or a check) by the Company before Common Stock is issued; or


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                            (iv) Payment by a combination of the methods of
payment listed in subparagraph 3(b)(i) through 3(b)(iii) above.

         4. WHOLE SHARES. You may exercise this option only for whole shares and the Company shall be under no obligation to issue any fractional shares of Common Stock to you.

         5. SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained in this option, this option may not be exercised unless the shares issuable upon exercise of this option are then registered under the Securities Act of 1933, as amended (the "Act") or, if the shares are not registered at that time, the Company has determined that the exercise and issuance would be exempt from the registration requirements of the Act.

         6. TERM OF OPTION. The term of this option begins on the date you were granted this option and, unless it ends sooner for the reason described below, terminates on ______________________ (the "Expiration Date") (which date shall be no more than ten (10) years from the date this option was granted). You may not, under any circumstances, exercise this option on or after the Expiration Date. In addition, this option may not be exercised if it would cause a violation of the short-swing trading profits provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") which are applicable to certain shareholders of companies with publicly traded stock.

         This option will also terminate prior to the end of its term if your service as an employee or an advisor or consultant with the Company and all Related Companies is terminated for any reason or for no reason. Your option will then terminate three (3) months after the date on which you are no longer providing services to the Company or any Related Company unless one of the following circumstances exists:

                  (a) Your termination of service is due to your disability. This option will then terminate on the earlier of the Expiration Date or twelve
(12) months following the termination of your service.

                  (b) Your termination of service is due to your death. This option will then terminate on the earlier of the Expiration Date or eighteen
(18) months after your death.

                  (c) If during any part of the three (3) month period you may not exercise your option solely because of the condition described in paragraph 5 above, then your option will not terminate until the earlier of the Expiration Date or until this option shall become exercisable for a period of three (3) months after the termination of your service.

                  (d) If your exercise of the option within three (3) months after termination of your service with the Company and all Related Companies will result in liability under Section 16(b) of the Exchange Act, then your option will terminate on the earliest of (i) the Expiration Date, (ii) the tenth
(10th) day after the last date on which your exercise would result in such liability or (iii) six (6) months and ten (10) days after the termination of your service with the Company and all Related Companies.


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                  (e) If your exercise of the option within three (3) months after termination of your service with the Company and all Related Companies will cause the Company not to be able to account for any merger, acquisition, consolidation, reorganization, or other transaction affecting the Company's corporate structure as a "pooling of interests," which accounting treatment would otherwise be available to the Company, then your option will terminate on the earlier of (i) the Expiration Date or (ii) the tenth (10th) business day following the expiration of the "pooling period" applicable to such transaction.

         Only the shares which are vested on the date of your termination of service may be exercised following the termination of your service.

         In order to obtain the federal income tax advantages associated with an incentive stock option, the Code requires that at all times beginning on the date of grant of the option and ending on the day three (3) months before the date of the option's exercise, you must be an employee of the Company or a Related Company, except in the event of your death or disability. The Company has provided for continued vesting or extended exercisability for your option under certain circumstances for your benefit, but cannot guarantee that your option will necessarily be treated as an incentive stock option if you provide services to the Company or a Related Company as a consultant or exercise your option more than three (3) months after the date your employment with the Company and all Related Companies terminates.

         7. EXERCISE OF OPTION.

                  (a) You may exercise this option to the extent specified above, by delivering the Notice of Exercise attached to this option as an exhibit together with the exercise price to the Secretary of the Company, or another person designated by the Company, during regular business hours, together with any additional documents required in the Notice of Exercise.

                  (b) By exercising this option you agree that:

                           (i) the Company may require you to pay to the Company
any tax withholding obligation of the Company arising from (1) your exercise of this option; (2) the lapse of any substantial risk of forfeiture to which the shares are subject at the time of exercise; or (3) the disposition of the shares of Common Stock you acquired upon the exercise of this option;

                           (ii) you will notify the Company in writing within
fifteen (15) days after the date on which you dispose of any of the shares of the Common Stock issued to you upon your exercise of this option if the disposition of shares occurs within two (2) years after the date on which you were granted this option or within one (1) year of the date on which you exercised this option; and

                           (iii) in connection with the first underwritten
registration of the offering of any securities of the Company under the Act, the Company (or a representative of the underwriters) may require that you not sell or otherwise transfer or dispose of any shares of Common Stock or other securities of the Company during a period of one hundred eighty (180) days following the effective date (the "Effective Date") of the registration statement of the

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Company filed under the Act or such longer period as may be required by the
Bylaws of the Company. You further agree that the Company may impose stop-transfer instructions on the securities subject to these restrictions until the end of the period.

                  (c) Shares of Common Stock issued to you upon your exercise of this option will be subject to the right of first refusal provisions as set forth in the Bylaws of the Company, which Bylaws will be open to inspection by any shareholder as provided in such Bylaws.

         8. TRANSFERABILITY. This option may not be transferred, except by will or by the laws of descent and distribution, and may be exercised during your life only by you. By delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise this option.

         9. OPTION NOT AN EMPLOYMENT CONTRACT. This option is not an employment contract and nothing in this option creates in any way whatsoever any obligation on your part to continue in the employ of the Company, or of the Company to continue your employment with the Company.

         10. NOTICES. Any notices provided for in this option or the Plan will be given in writing and will be considered to have been given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the address specified below or at such other address as you later designate in writing to the Company.


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         11. GOVERNING PLAN DOCUMENT. This option is subject to all the provisions of the Plan, which is attached as an exhibit to this option. All provisions of the Plan are hereby made a part of this option. This option is further subject to all interpretations, amendments, rules and regulations which may from time to time be set forth and adopted under the Plan. In the event of any conflict between the provisions of this option and those of the Plan, the provisions of the Plan shall control. Except to the extent preempted by federal law, the laws of the State of Delaware shall govern this option.


         Dated the ____ day of __________________, 19__.



                                       Very truly yours,

                                       COULTER PHARMACEUTICAL, INC.



                                       By_____________________________
                                          Duly authorized on behalf
                                          of the Board of Directors

ATTACHMENTS:

         Coulter Pharmaceutical, Inc. 1996 Equity Incentive Plan
         Notice of Exercise



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         (a) I acknowledge that I have received the foregoing option and the attachments referenced in it and I understand that all rights and liabilities with respect to this option are set forth or referred to in the option and the Plan; and

         (b) I acknowledge that as of the date of grant of this option, this option and its exhibits set forth the entire understanding between myself and the Company and any Related Companies regarding the acquisition of stock in the Company and supersedes all prior oral and written agreements on that subject with the exception of (i) the options previously granted and delivered to me under the Plan, and (ii) the following agreements only:

         NONE       ____________________
                    (Initial)

         OTHER      _________________________
                    _________________________
                    _________________________



                                        _____________________________________
                                        OPTIONEE

                                        Address:
                                                     ________________________
                                                     ________________________



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